Prudential National Municipals Fund, Inc.

------------------------------------------------------

Prospectus dated February 28, 1995

------------------------------------------------------

Prudential National Municipals Fund, Inc. (the Fund), is an open-end, diversified management investment company whose investment objective is to seek a high level of current income exempt from federal income taxes. In attempting to achieve this objective, the Fund intends to invest substantially all of its total assets in carefully selected long-term Municipal Bonds of medium quality, i.e., obligations of issuers possessing adequate but not outstanding capacities to service their debt. Subject to the limits described herein, the Fund may also buy and sell financial futures for the purpose of hedging its securities portfolio. There can be no assurance that the Fund's investment objective will be achieved. See "How the Fund is Managed-Investment Objective and Policies." The Fund's address is One Seaport Plaza, New York, New York 10292, and its telephone number is (800) 225-1852.

This Prospectus sets forth concisely the information about the Fund that a prospective investor should know before investing. Additional information about the Fund has been filed with the Securities and Exchange Commission in a Statement of Additional Information, dated February 28, 1995, which information is incorporated herein by reference (is legally considered a part of this Prospectus) and is available without charge upon request to the Fund at the address or telephone number noted above.


------------------------------------------------------

Investors are advised to read this Prospectus and retain it for future reference.

------------------------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                FUND HIGHLIGHTS

  The following summary is intended to highlight certain information contained in this Prospectus and is qualified in its entirety by the more detailed information appearing elsewhere herein.


What is Prudential National Municipals Fund, Inc.?

  Prudential National Municipals Fund, Inc. is a mutual fund. A mutual fund pools the resources of investors by selling its shares to the public and investing the proceeds of such sale in a portfolio of securities designed to achieve its investment objective. Technically, the Fund is an open-end, diversified management investment company.

What is the Fund's Investment Objective?

  The investment objective of the Fund is to seek a high level of current income exempt from federal income taxes. In attempting to achieve this objective, under normal circumstances, the Fund intends to invest substantially all, and in any event at least 80%, of its total assets in Municipal Bonds and Municipal Notes. There can be no assurance that the Fund's objective will be achieved. See "How the Fund Invests-Investment Objective and Policies" at page 8.

Risk Factors and Special Characteristics

  The Fund's portfolio will consist primarily of carefully selected long-term Municipal Bonds of medium quality. While the Fund's investment adviser will not be limited by the ratings assigned by the rating services, the Municipal Bonds in which the Fund's portfolio will be principally invested will be rated A and Baa by Moody's Investors Service (Moody's) and A and BBB by Standard & Poor's Ratings Group (S&P) or, if not rated, will be, in the judgment of the investment adviser, of substantially comparable quality. See "How the Fund Invests-Investment Objective and Policies" at page 8. The Fund may also engage in various hedging strategies, including derivatives. See "How the Fund Invests-Hedging Strategies-Risks of Hedging Strategies" at page 13.

Who Manages the Fund?

  Prudential Mutual Fund Management, Inc. (PMF or the Manager) is the Manager of the Fund and is compensated for its services at an annual rate of .50 of 1% of the Fund's average daily net assets up to and including $250 million, .475 of 1% of the next $250 million, .45 of 1% of the next $500 million, .425 of 1% of the next $250 million, .40 of 1% of the next $250 million and .375 of 1% of the Fund's average daily net assets in excess of $1.5 billion. As of January 31, 1995, PMF served as manager or administrator to 69 investment companies, including 39 mutual funds, with aggregate assets of approximately $45 billion. The Prudential Investment Corporation (PIC or the Subadviser) furnishes investment advisory services in connection with the management of the Fund under a Subadvisory Agreement with PMF. See "How the Fund is Managed-Manager" at page 15.

Who Distributes the Fund's Shares?

  Prudential Mutual Fund Distributors, Inc. (PMFD) acts as the Distributor of the Fund's Class A shares and is paid an annual distribution and service fee which is currently being charged at the rate of .10 of 1% of the average daily net assets of the Class A shares.

  Prudential Securities Incorporated (Prudential Securities or PSI), a major securities underwriter and securities and commodities broker, acts as the Distributor of the Fund's Class B and Class C shares and is paid an annual distribution and service fee at the rate of .50 of 1% of the average daily net assets of the Class B shares and is currently paid for its services at an annual rate of .75 of 1% of the average daily net assets of the Class C shares.

  See "How the Fund is Managed-Distributor" at page 16.

What is the Minimum Investment?

  The minimum initial investment for Class A and Class B shares is $1,000 per class and $5,000 for Class C shares. The minimum subsequent investment is $100 for all classes. There is no minimum investment requirement for certain employee savings plans. For purchases made through the Automatic Savings Accumulation Plan, the minimum initial and subsequent investment is $50. See "Shareholder Guide-How to Buy Shares of the Fund" at page 23 and "Shareholder Guide-Shareholder Services" at page 31.

How Do I Purchase Shares?

  You may purchase shares of the Fund through Prudential Securities Incorporated (Prudential Securities or PSI), Pruco Securities Corporation (Prusec) or directly from the Fund, through its transfer agent, Prudential Mutual Fund Services, Inc. (PMFS or the Transfer Agent), at the net asset value per share (NAV) next determined after receipt of your purchase order by the Transfer Agent or Prudential Securities plus a sales charge which may be imposed either (i) at the time of purchase (Class A shares) or (ii) on a deferred basis (Class B or Class C shares). See "How the Fund Values its Shares" at page 19 and "Shareholder Guide-How to Buy Shares of the Fund" at page 23.

What Are My Purchase Alternatives?

  The Fund offers three classes of shares:

- Class A Shares: Sold with an initial sales charge of up to 3% of the offering price.

- Class B Shares: Sold without an initial sales charge but are subject to a contingent deferred sales charge or CDSC (declining from 5% to zero of the lower of the amount invested or the redemption proceeds) which will be imposed on certain redemptions made within six years of purchase. Although Class B shares are subject to higher ongoing distribution-related expenses than Class A shares, Class B shares will automatically convert to Class A shares (which are subject to lower ongoing distribution-related expenses) approximately seven years after purchase.

- Class C Shares: Sold without an initial sales charge and, for one year after purchase, are subject to a 1% CDSC on redemptions. Like Class B shares, Class C shares are subject to higher ongoing distribution-related expenses than Class A shares but do not convert to another class.

  See "Shareholder Guide-Alternative Purchase Plan" at page 24.

How Do I Sell My Shares?

  You may redeem shares of the Fund at any time at the NAV next determined after Prudential Securities or the Transfer Agent receives your sell order. However, the proceeds of redemptions of Class B and Class C shares may be subject to a CDSC. See "Shareholder Guide-How to Sell Your Shares" at page 27.

How Are Dividends and Distributions Paid?

  The Fund expects to declare daily and pay monthly dividends of net investment income and make distributions of net capital gains, if any, at least annually. Dividends and distributions will be automatically reinvested in additional shares of the Fund at NAV without a sales charge unless you request that they be paid to you in cash. See "Taxes, Dividends and Distributions" at page 20.


                                        Class A Shares         Class B Shares               Class C Shares
                                        -------------- ------------------------------ ---------------------------
Shareholder Transaction Expenses-
Maximum Sales Load Imposed on
Purchases (as a percentage of
offering price)........................           3%                None                         None
Maximum Sales Load or Deferred
Sales Load Imposed on
Reinvested Dividends...................        None                 None                         None


Deferred Sales Load (as a percent-                     5% during the first year,
age of original purchase price or                      decreasing by 1% annually
redemption proceeds, whichever                         to 1% in the fifth and sixth   1% on redemptions made
is lower)..............................        None    years and 0% the seventh year* within one year of purchase
Redemption Fees........................        None                 None                         None
Exchange Fees..........................        None                 None                         None

Annual Fund Operating Expenses
(as a percentage of average net assets) Class A Shares         Class B Shares              Class C Shares**
                                        -------------- ------------------------------ ---------------------------
Management Fees........................     .47%                    .47%                         .47%
12b-1 Fees -...........................     .10%--                  .50%                         .75--
Other Expenses.........................     .20%                    .20%                         .20%
                                        -------------- ------------------------------ ---------------------------
Total Fund Operating Expenses..........     .77%                    1.17%                        1.42%
                                        ============== ============================== ===========================


Example

                                                                                    1 year 3 years 5 years 10 years
                                                                                    ------ ------- ------- --------
You would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time period:
Class A............................................................................    $38     $54     $72     $123
Class B............................................................................    $62     $67     $74     $115
Class C**..........................................................................    $24     $45     $78     $170

You would pay the following expenses on the same investment assuming no redemption:
Class A............................................................................    $38     $54     $72     $123
Class B............................................................................    $12     $37     $64     $126
Class C**..........................................................................    $14     $45     $78     $170

The above example with respect to Class A and Class B shares is based on data for the Fund's fiscal year ended December 31, 1994. The above example with respect to Class C shares is based on expenses expected to have been incurred if Class C shares had been in existence during the entire fiscal year ended December 31, 1994. The example should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown.

The purpose of this table is to assist investors in understanding the various costs and expenses that an investor in the Fund will bear, whether directly or indirectly. For more complete descriptions of the various costs and expenses, see "How the Fund Is Managed." "Other Expenses" includes operating expenses of the Fund, such as directors' and professional fees, registration fees, reports to shareholders, transfer agency and custodian fees.
------

 * Class B shares will automatically convert to Class A shares approximately seven years after purchase. See "Shareholder Guide-Conversion Feature-Class B Shares."
** Estimated based on expenses expected to have been incurred if Class C shares had been in existence during the entire fiscal year ended December 31, 1994.
 - Pursuant to rules of the National Association of Securities Dealers, Inc., the aggregate initial sales charges, deferred sales charges and asset-based sales charges on shares of the Fund may not exceed 6.25% of the total gross sales, subject to certain exclusions. This 6.25% limitation is imposed on the Fund rather than on a per shareholder basis. Therefore, long-term shareholders of the Fund may pay more in total sales charges than the economic equivalent of 6.25% of such shareholders' investment in such shares. See "How the Fund is Managed-Distributor."
-- Although the Class A and Class C Distribution and Service Plans provide that the Fund may pay a distribution fee of up to .30 of 1% per annum and 1% per annum of the average daily net assets of the Class A and Class C shares, respectively, the Distributor has agreed to limit its distribution fees with respect to Class A and Class C shares of the Fund to no more than .10 of 1% and .75 of 1% of the average daily net asset value of the Class A and Class C shares, respectively, for the year ending December 31, 1995. Total operating expenses without such limitations would be .97% and 1.67% for Class A and Class C shares, respectively. See "How the Fund is Managed-Distributor."

                                 FUND EXPENSES
                                       4

                              FINANCIAL HIGHLIGHTS
       (for a share outstanding throughout each of the periods indicated)
                                (Class A Shares)


  The following financial highlights have been audited by Price Waterhouse LLP, independent accountants, whose report thereon was unqualified. This information should be read in conjunction with the financial statements and notes thereto, which appear in the Statement of Additional Information. The following financial highlights contain selected data for a Class A share of common stock outstanding, total return, ratios to average net assets and other supplemental data for each of the periods indicated. The information is based on data contained in the financial statements.


                                                             Class A
                                                ----------------------------------

                                                            Year Ended             January 22,
                                                           December 31,              1990-
                                                ----------------------------------  through
 December
 31, 1990                                                     1994      1993    1992    1991
-----------                                                 --------- -------- ------- -------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period...........  $16.30    $15.94  $16.00  $15.09     $14.98
                                                --------- -------- ------- ------- -----------
Income from investment operations:
Net investment income..........................     .81       .90     .94     .97        .90
Net realized and unrealized gain (loss) on
investment transactions........................   (1.78)     1.05     .43     .91        .11
                                                --------- -------- ------- ------- -----------
Total from investment operations...............    (.97)     1.95    1.37    1.88       1.01
                                                ---------          ------- ------- -----------
--------
Less distributions:
Dividends from net investment income...........    (.81)     (.90)   (.94)   (.97)      (.90)
Distributions from net realized capital gains..    (.10)     (.69)   (.49)      -          -
                                                --------- -------- ------- ------- -----------
Total distributions............................    (.91)    (1.59)  (1.43)   (.97)      (.90)
                                                --------- -------- ------- ------- -----------
Net asset value, end of period.................  $14.42    $16.30  $15.94  $16.00     $15.09
                                                ========= ======== ======= ======= ===========
TOTAL RETURN: --...............................   (6.04)%   12.60%   8.88%  12.94%      6.88%
RATIOS/SUPPLEMENTAL DATA:
Net assets, end of period (000)................ $12,721   $14,167  $7,700  $3,819     $1,846
Average net assets (000)....................... $14,116   $11,786  $5,401  $2,697     $1,161
Ratios to average net assets:
Expenses, including distribution fees..........     .77%      .69%    .72%    .75%       .75%*
Expenses, excluding distribution fees..........     .67%      .59%    .62%    .65%       .65%*
Net investment income..........................    5.38%     5.49%   5.79%   6.27%      6.43%*
Portfolio turnover.............................     120%       82%    114%     59%       110%
------

 * Annualized.

 - Commencement of offering of Class A shares.

-- Total return does not consider the effects of sales loads. Total return is calculated assuming a purchase of shares on the first day and a sale on the last day of each period reported and includes reinvestment of dividends and distributions. Total returns for periods of less than a full year are not annualized.

  The following financial highlights with respect to each of the five years in the period ended December 31, 1994, have been audited by Price Waterhouse LLP, independent accountants, whose report thereon was unqualified. This information should be read in conjunction with the financial statements and notes thereto, which appear in the Statement of Additional Information. The following financial highlights contain selected data for a Class B share of common stock outstanding, total return, ratios to average net assets and other supplemental data for each of the years indicated. The information is based on data contained in the financial statements.


                              FINANCIAL HIGHLIGHTS
        (for a share outstanding throughout each of the years indicated)

                                (Class B Shares)
                                                                                  Class B
                                 --------------------------------------------------------------------------------------------------
                                                                           Year Ended December 31,
                                 --------------------------------------------------------------------------------------------------
                                   1994      1993      1992      1991     1990      1989      1988*      1987      1986      1985
                                   ----      ----      ----      ----     ----      ----      -----      ----      ----      ----
PER SHARE OPERATING
PERFORMANCE:
Net asset value,
beginning of year..............   $16.33    $15.97    $16.02    $15.11    $15.15    $15.04    $14.57    $16.18    $15.37    $13.86
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------    ------
Income from investment
operations:
Net investment income .........      .75       .84       .88       .91       .90       .96      1.03      1.05      1.18      1.28
Net realized and unrealized
gain (loss) on investment
transactions...................    (1.78)     1.05       .44       .91      (.04)      .11       .47     (1.55)     1.59      1.52
                                 --------  -------   -------   -------   -------   -------   -------   -------   -------    ------
Total from investment
operations.....................    (1.03)     1.89      1.32      1.82       .86      1.07      1.50      (.50)     2.77      2.80
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------    ------
Less distributions:
Dividends from net investment
income.........................     (.75)     (.84)     (.88)     (.91)     (.90)     (.96)    (1.03)    (1.05)    (1.18)    (1.28)
Distributions from net realized
capital gains..................     (.10)     (.69)     (.49)        -         -         -         -      (.06)     (.78)     (.01)
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------    ------
Total distributions............     (.85)    (1.53)    (1.37)     (.91)     (.90)     (.96)    (1.03)    (1.11)    (1.96)    (1.29)
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------    ------
Net asset value,
end of year...................    $14.45    $16.33    $15.97    $16.02    $15.11    $15.15    $15.04    $14.57     16.18    $15.37
                                 =======   =======   =======   =======   =======   =======   =======   =======   =======   =======
TOTAL RETURN: -...............     (6.39)%   12.15%     8.50%    12.42%     5.96%     7.43%    10.49%    (3.14)%   18.78%    21.04%
RATIOS/SUPPLEMENTAL DATA:
Net assets, end of
year (000) ................... $672,272 $848,299  $828,702  $874,338  $882,212  $1,033,173 $1,066,159 $1,046,293 $1,103,508 $558,662
Average net assets (000)...... $751,623 $854,919  $829,830  $862,249  $940,215  $1,027,726 $1,081,122 $1,126,394   $859,796 $377,053
Ratios to average net assets:
Expenses, including
distribution fees..............     1.17%     1.09%     1.12%     1.15%     1.13%     1.01%      1.02%      1.01%      .90%     .73%
Expenses, excluding
distribution fees..............      .67%      .59%      .62%      .65%      .64%      .66%       .66%       .65%      .62%     .65%
Net investment income..........     4.96%     5.09%     5.39%     5.87%     6.03%     6.45%      6.86%      6.83%     7.13%    8.39%
Portfolio turnover.............      120%       82%      114%       59%      110%      198%       152%       105%      117%     124%
------

* On May 2, 1988, Prudential Mutual Fund Management, Inc. succeeded The Prudential Insurance Company of America as investment adviser and since then has acted as manager of the Fund. See "Manager" in the Statement of Additional Information.

- Total return does not consider the effects of sales loads. Total return is calculated assuming a purchase of shares on the first day and a sale on the last day of each period reported and includes reinvestment of dividends and distributions.

                              FINANCIAL HIGHLIGHTS
           (for a share outstanding throughout the period indicated)
                                (Class C Shares)


  The following financial highlights have been audited by Price Waterhouse LLP, independent accountants, whose report thereon was unqualified. This information should be read in conjunction with the financial statements and notes thereto, which appear in the Statement of Additional Information. The following financial highlights contain selected data for a Class C share of common stock outstanding, total return, ratios to average net assets and other supplemental data for the period indicated. The information is based on data contained in the financial statements.

                                            Class C
                                        ---------------


                                          August 1,
                                           1994*
                                          through
                                         December 31,
PER SHARE OPERATING PERFORMANCE:           1994
                                        ------------
Net asset value, beginning of period...    $15.13
                                        ------------
Income from investment operations:
Net investment income..................       .29
Net realized and unrealized loss on
investment transactions................      (.69)
                                        ------------
Total from investment operations.......      (.40)
                                        ------------
Less distributions:
Dividends from net investment income...      (.29)
                                        ------------
Net asset value, end of period.........    $14.44
                                        ============
TOTAL RETURN:-.........................     (2.63)%
RATIOS/SUPPLEMENTAL DATA:--
Net assets, end of period (000)........      $141
Average net assets (000)...............      $103
Ratios to average net assets:
Expenses, including distribution fees..      1.51%**
Expenses, excluding distribution fees..       .76%**
Net investment income..................      4.84%**
Portfolio turnover.....................       120%
------

 * Commencement of offering of Class C shares.
** Annualized.
 - Total return does not consider the effects of sales loads. Total return is calculated assuming a purchase of shares on the first day and a sale on the last day of each period reported and includes reinvestment of dividends and distributions. Total returns for periods of less than a full year are not annualized.
-- Since the Fund did not commence a public offering of Class C shares until August 1, 1994, historical expenses and ratios of expenses to average net assets of Class A or Class B shares are not necessarily indicative of future expenses and related ratios of Class C shares.

                              HOW THE FUND INVESTS


INVESTMENT OBJECTIVE AND POLICIES

  The investment objective of the Fund is to seek a high level of current income exempt from federal income taxes. In attempting to achieve this objective, under normal circumstances the Fund intends to invest substantially all, and in any event at least 80%, of its total assets in Municipal Bonds and Municipal Notes. There can be no assurance that such objective will be achieved. See "Investment Objective and Policies" in the Statement of Additional Information.

  The Fund's investment objective is a fundamental policy and, therefore, may not be changed without the approval of the holders of a majority of the Fund's outstanding voting securities as defined in the Investment Company Act of 1940, as amended (the Investment Company Act). Fund policies that are not fundamental may be modified by the Board of Directors.

  The Municipal Bonds in which the Fund may invest include general obligation and limited obligation or revenue bonds. General obligation bonds are secured by the issuer's pledge of its faith, credit and taxing power for the payment of principal and interest, whereas revenue bonds are payable only from the revenues derived from a particular facility or class of facilities or in some cases, from the proceeds of a special excise or other specific revenue source. The Municipal Notes in which the Fund may invest include tax, revenue and bond anticipation notes which are issued to obtain funds for various public purposes.

  Interest on certain Municipal Bonds and Municipal Notes may be subject to the federal alternative minimum tax. From time to time the Fund may purchase Municipal Bonds and Municipal Notes that are "private activity bonds" (as defined in the Internal Revenue Code), the interest on which is a tax preference subject to the alternative minimum tax. See "Taxes, Dividends and Distributions."

  The Fund's portfolio will consist primarily of carefully selected long-term Municipal Bonds of medium quality. While the Fund's investment adviser will not be limited by the ratings assigned by the rating services, the Municipal Bonds in which the Fund's portfolio will be principally invested will be rated A and Baa by Moody's Investors Service (Moody's) and A and BBB by Standard & Poor's Ratings Group (S&P) or, if not rated, will be, in the judgment of the investment adviser, of substantially comparable quality. Bonds rated BBB by S&P normally exhibit adequate payment protection parameters, but in the event of adverse market conditions are more likely to lead to a weakened capacity to pay principal and interest than bonds in the A category. Bonds rated Baa by Moody's are considered "medium grade" obligations. They are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well. A more complete description of these and other Municipal Bond and Note ratings is contained in Appendix A to the Statement of Additional Information.
                                       8

   As of December 31, 1994, the composition of the Fund's portfolio by rating category was as follows:

          Percentage of
Ratings Total Investments
------- -----------------
AAA/Aaa            43.66%
AA/Aa              15.89%
A/A                22.86%
BBB/Baa            14.28%
B/B                   -
CCC/Caa               -
CC/Ca                 -
C/C                   -
Unrated             3.31%

  Because issuers of medium quality Municipal Bonds may choose not to have their obligations rated, it is possible that a substantial portion of the Fund's portfolio may consist of obligations which are not rated. The market for rated bonds is usually broader than that for non-rated bonds, which may result in less flexibility in disposal of such non-rated bonds.

  The Fund may also acquire Municipal Bonds which have been rated below medium quality by the rating services if, in the judgment of the Fund's investment adviser, the Bonds have the characteristics of medium quality obligations. In determining whether Municipal Bonds which are not rated or which have been rated below medium quality by the rating services have the characteristics of rated Municipal Bonds of medium quality, the investment adviser will rely upon information from various sources, including, if available, reports by the rating services, research, analysis and appraisals of brokers and dealers and the views of the Fund's directors and others regarding economic developments and the creditworthiness of particular issuers.

  Municipal Bonds of medium quality are subject to fluctuation in value as a result of changing economic circumstances as well as changes in interest rates. Thus, while medium quality obligations will generally provide a higher yield than do high quality Municipal Bonds of similar maturities, they are subject to a greater degree of market fluctuation with less certainty of the issuer's continuing ability to meet the payments of principal and interest when due and may have speculative characteristics not present in bonds of higher quality. In addition, obligations with longer maturities (e.g., 20 years or more) generally offer both higher yields and greater exposure to market fluctuation from changes in interest rates than do those with shorter maturities. Consequently, shares of the Fund may not be suitable for persons who cannot assume the somewhat greater risks of capital depreciation involved in seeking higher tax-exempt yields.

  In recent years, there has been a narrowing of the yield spreads between higher and lower quality Municipal Bonds and a reduction in the supply of medium grade Municipal Bonds. As a result of these changing conditions in the municipal securities markets, the investment adviser has invested a substantial portion of the Fund's assets in higher quality Municipal Bonds. The investment adviser intends to invest in medium grade Municipal Bonds to the extent market conditions warrant.

  The interest rates payable on certain Municipal Bonds and Notes are not fixed and may fluctuate based upon changes in market rates. Municipal Bonds and Notes of this type are called "variable rate" obligations. The interest rate payable on a variable rate obligation is adjusted either at predesignated intervals or whenever there is a change in the market rate of interest on which the interest rate payable is based. Other features may include the right whereby the Fund may demand prepayment of the principal amount of the obligation prior to its stated maturity (a demand feature) and the right of the issuer to prepay the principal amount prior to maturity. The principal benefit of a variable rate obligation is that the interest rate adjustment minimizes changes in the market value of the obligation. As a result, the purchase of variable rate obligations should enhance the ability of the Fund to maintain a stable net asset value per share and to sell an obligation prior to maturity at a price approximating the full principal amount of the obligation. The payment of principal and interest by issuers of certain Municipal Bonds and Notes purchased by the Fund may be guaranteed by letters of credit or other credit facilities offered by banks or other financial institutions. Such guarantees will be considered in determining whether a Municipal Bond or Note meets the Fund's investment quality requirements.

  The Fund may also invest in inverse floaters. An inverse floater is a debt instrument with a floating or variable interest rate that moves in the opposite direction of the interest rate on another security or the value of an index. Changes in the interest rate on the other security or index inversely affect the residual interest rate paid on the inverse floater, with the result that the inverse floater's price will be considerably more volatile than that of a fixed rate bond. The market for inverse floaters is relatively new.

  The Fund may be able to reduce the risk of fluctuations in asset value caused by changes in interest rates by hedging its portfolio through the use of financial futures. During or in anticipation of a decline in interest rates, the Fund may purchase futures contracts to hedge against subsequent purchases of long-term bonds at higher prices. During or in anticipation of an increase in interest rates, the Fund may hedge its portfolio securities by selling futures contracts for the purpose of limiting the exposure of its portfolio to the resulting decrease in value. There are risks associated with hedging transactions and there can be no assurance that hedges will have the intended result. See "Hedging Strategies" below.

  Also, the Fund may purchase secondary market insurance on Municipal Bonds and Notes which it holds or acquires. Although the fee for secondary market insurance will reduce the yield of the insured Bonds and Notes, such insurance would be reflected in the market value of the municipal obligation purchased and may enable the Fund to dispose of a defaulted obligation at a price similar to that of comparable municipal obligations which are not in default.

  Insurance is not a substitute for the basic credit of an issuer, but supplements the existing credit and provides additional security therefor. While insurance coverage for the Municipal Bonds and Notes held by the Fund reduces credit risk by providing that the insurance company will make timely payment of principal and interest if the issuer defaults on its obligation to make such payment, it does not afford protection against fluctuation in the price, i.e., the market value, of the municipal obligations caused by changes in interest rates and other factors, nor in turn against fluctuations in the net asset value of the shares of the Fund.

HEDGING STRATEGIES

  The Fund may also engage in various portfolio strategies, including derivatives, to reduce certain risks of its investments. These strategies currently include the purchase of put or tender options on Municipal Bonds and Notes and the purchase and sale of financial futures contracts and options thereon and municipal bond index futures contracts. The Fund's ability to use these strategies may be limited by market conditions, regulatory limits and tax considerations and there can be no assurance that any of these strategies will succeed. See "Investment Objective and Policies-Additional Investment Policies" in the Statement of Additional Information. New financial products and risk management techniques continue to be developed and the Fund may use these new investments and techniques to the extent consistent with its investment objective and policies.

  Puts

  The Fund may purchase and exercise puts or tender options on Municipal Bonds and Notes. Puts or tender options give the Fund the right to sell securities held in the Fund's portfolio at a specified exercise price on a specified date. Puts or tender options may be acquired to reduce the volatility of the market value of securities subject to puts or tender options compared to the volatility of similar securities not subject to puts. The acquisition of a put or tender option may involve an additional cost to the Fund compared to the cost of securities with similar credit ratings, stated maturities and interest coupons but without applicable puts. Such increased cost may be paid either by way of an initial or periodic premium for the put or by way of a higher purchase price for securities to which the put is attached. In addition, there is a credit risk associated with the purchase of puts or tender options in that the issuer of the put or tender option may be unable to meet its obligation to purchase the underlying security. Accordingly, the Fund will acquire puts or tender options under the following circumstances: (1) the put or tender option is written by the issuer of the underlying security and such security is rated within the 4 highest quality grades as determined by Moody's or S&P; (2) the put or tender option is written by a person other than the issuer of the underlying security and such person has securities outstanding which are rated within such 4 highest quality grades; or (3) the put or tender option is backed by a letter of credit or similar financial guarantee issued by a person having securities outstanding which are rated within the 2 highest quality grades of such rating services.

  The Fund anticipates being as fully invested as practicable in Municipal Bonds and Notes; however, because the Fund does not intend to invest in taxable obligations, there may be occasions when, as a result of maturities of portfolio securities or sales of Fund shares or in order to meet anticipated redemption requests, the Fund may hold cash which is not earning income. In addition, there may be occasions when, in order to raise cash to meet redemptions, the Fund might be required to sell securities at a loss.

  Unlike many issues of common and preferred stock and corporate bonds which are traded between brokers acting as agent for their customers on securities exchanges, Municipal Bonds and Notes are customarily purchased from or sold to dealers who are selling or buying for their own account. There are no requirements that most Municipal Bonds and Notes be registered with or qualified for sale by federal or state securities regulators. Since there are large numbers of Municipal Bond and Note issues of many different issuers, most issues do not trade on any single day. On the other hand, most issues are always marketable, since a major dealer will normally, on request, bid for any issue, other than obscure ones. Regional municipal securities dealers are frequently more willing to bid on issues of municipalities in their geographic area.

  Although almost all Municipal Bonds and Notes are marketable, the structure of the market introduces its own element of risk; a seller may find, on occasion, that dealers are unwilling to make bids for certain issues that the seller considers reasonable. If the seller is forced to sell, he or she may realize a capital loss that would not have been necessary in different circumstances. Because the net asset value of the Fund's shares reflects the degree of willingness of dealers to bid for Municipal Bonds and Notes, the price of the Fund's shares may be subject to greater fluctuation than shares of other investment companies with different investment policies. See "Net Asset Value" in the Statement of Additional Information.

  The ratings of Moody's and S&P represent each service's opinion as to the quality of the Municipal Bonds or Notes rated. It should be emphasized that ratings are general and are not absolute standards of quality or guarantees as to the creditworthiness of an issuer. Subsequent to its purchase by the Fund, an issue of Municipal Bonds or Notes may cease to be rated, or its ratings may be reduced. Neither event requires the elimination of that obligation from the Fund's portfolio, but will be a factor in determining whether the Fund should continue to hold that issue in its portfolio.

  From time to time, proposals have been introduced before Congress for the purpose of restricting or eliminating the federal income tax exemption for interest on Municipal Bonds and Notes and for providing state and local governments with federal credit assistance. Reevaluation of the Fund's investment objectives and structure might be necessary in the future due to market conditions which may result from future changes in the tax laws.

  Futures Contracts and Options Thereon

  The Fund may attempt to reduce the risk of fluctuations in the value of its assets caused by interest rate changes by hedging its portfolio through the use of financial futures and options thereon traded on a commodities exchange or board of trade. Financial futures are commodities contracts which obligate the buyer to take and the seller to make delivery at a future date of a specified quantity of a financial instrument or the cash value of a securities index. Presently, futures contracts are available in several types of fixed income securities, including U.S. Treasury Bonds and Notes, Government National Mortgage Association modified pass-through mortgage-backed securities, three-month U.S. Treasury Bills and bank certificates of deposit. Futures contracts are also available on a municipal bond index as described below.

  When a futures contract is entered into, each party deposits with a broker or in a segregated custodial account a good faith deposit of approximately 11/2-2% of the contract amount, called the "initial margin." Additionally, during the term of the contract, the amount of the deposit is adjusted daily based on the current value of the futures contract by payments of "variation margin" to or from the broker or segregated account.

  Although most interest rate futures contracts call for making or taking delivery of the underlying securities, these obligations are typically cancelled or closed out before the scheduled settlement date. The closing is accomplished by purchasing (or selling) an identical futures contract to offset a short (or long) position. Such an offsetting transaction cancels the contractual obligations established by the original futures transaction. Other financial futures contracts call for cash settlements rather than delivery of securities. If the price of the offsetting futures transaction varies from the price of the original futures transaction, the hedger will realize a gain or loss corresponding to the difference. That gain or loss will tend to offset the unrealized loss or gain on the hedged securities position, but may not always or completely do so.

  The Fund intends to engage in transactions in futures contracts and options on futures contracts as a hedge against changes, resulting from market conditions, in the value of securities which are held in the Fund's portfolio or which the Fund intends to purchase. The Fund will not enter into any financial futures contract or purchase related options (as defined in the Commodity Futures Trading Commission regulations) if immediately thereafter the sum of initial and net cumulative variation margins on its outstanding futures contracts, together with premiums paid on options thereon would exceed 20% of its total assets. See "Investment Objective and Policies-Financial Futures Contracts-Limitations on Purchase and Sale" in the Statement of Additional Information.

  Municipal Bond Index Futures Contracts

  A futures contract on a municipal bond index began trading on the Chicago Board of Trade in 1985. The contract, which provides for cash settlement rather than delivery of securities, is based on the Bond Buyer Municipal Bond Index, an index of 40 actively traded municipal bonds. To make the index as representative as possible of price trends in the municipal securities market, twice a month new issues are added to the index and an equal number of the least actively traded issues are dropped from the index. Each bond in the index is priced daily by a group of six brokers.

  The municipal bond index contract is designed to provide a way to hedge municipal bond portfolios, since prices of existing futures on taxable securities do not always correlate well with municipal bond prices. Because the municipal bond index contract should correlate better with the Fund's price changes than the Treasury Bond futures contract, the Fund's investment adviser expects to do most of the Fund's hedging using the municipal bond index contract. However, there may be times when the adviser believes that the Treasury Bond contract corresponds well with municipal bond prices and trades at a price that makes hedging with this contract less expensive than hedging with the municipal contract. Accordingly, the Fund intends to use both the Treasury Bond and the municipal bond index contracts for hedging purposes.

Risks of Hedging Strategies

  Participation in the options and futures markets involves investment risks and transaction costs to which the Fund would not be subject to absent the use of these strategies. The Fund's successful use of financial futures contracts and options on futures contracts depends upon the ability of its investment adviser to predict movements in the direction of interest rates and other factors affecting markets for securities. For example, if the Fund has hedged against the possibility of an increase in interest rates which would adversely affect the price of securities in its portfolio and prices of such securities increase instead, the Fund will lose part or all of the benefit of the increased value of its securities because it will have offsetting losses in its futures positions. In addition, in such situations, if the Fund has insufficient cash to meet daily variation margin requirements, it may have to sell securities to meet such requirements. Such sales of securities may be, but will not necessarily be, at increased prices which reflect the rising market. The Fund may have to sell securities at a time when it is disadvantageous to do so. Where futures are purchased to hedge against a possible increase in the price of securities before the Fund is able to invest its cash in an orderly fashion, it is possible that the market may decline instead; if the Fund then concludes not to invest in securities at that time because of concern as to possible future market decline or for other reasons, the Fund will realize a loss on the futures contract that is not offset by a reduction in the price of the securities purchased. For a further discussion of the risks associated with the use of futures contracts for hedging purposes, see "Investment Objective and Policies-Financial Futures Contracts-Risks of Financial Futures Transactions" in the Statement of Additional Information.

OTHER INVESTMENTS AND POLICIES

  When-Issued and Delayed Delivery Securities

  The Fund may purchase municipal obligations on a "when-issued" or "delayed delivery" basis, in each case without limit. When municipal obligations are offered on a when-issued or delayed delivery basis, the price and coupon rate are fixed at the time the commitment to purchase is made, but delivery and payment for such securities take place at a later date. During the period between purchase and settlement, no interest accrues to the purchaser. In the case of purchases by the Fund, the price that the Fund is required to pay on the settlement date may be in excess of the market value of the municipal obligations on that date. While securities may be sold prior to the settlement date, the Fund intends to purchase these securities with the purpose of actually acquiring them unless a sale would be desirable for investment reasons. At the time the Fund makes the commitment to purchase a municipal obligation on a when-issued or delayed delivery basis, it will record the transaction and reflect the value of the obligation, each day, in determining its net asset value. This value may fluctuate from day to day in the same manner as values of municipal obligations otherwise held by the Fund. If the seller defaults in the sale, the Fund could fail to realize the appreciation, if any, that had occurred. The Fund will establish a segregated account with its Custodian in which it will maintain cash and liquid, high-grade debt obligations equal in value to its commitments for when-issued or delayed delivery securities.

  The Fund may also purchase municipal forward contracts. A municipal forward contract is a municipal security which is purchased on a when-issued basis with delivery taking place up to five years from the date of purchase. No interest will accrue on the security prior to the delivery date. The investment adviser will monitor the liquidity, value, credit quality and delivery of the security under the supervision of the Board of Directors.

  Municipal Lease Obligations

  The Fund may also invest in municipal lease obligations. A municipal lease obligation is a municipal security the interest on and principal of which is payable out of lease payments made by the party leasing the facilities financed by the issue. Typically, municipal lease obligations are issued by a state or municipal financing authority to provide funds for the construction of facilities (e.g., schools, dormitories, office buildings or prisons). The facilities are typically used by the state or municipality pursuant to a lease with a financing authority. Certain municipal lease obligations may trade infrequently. Accordingly, the investment adviser will monitor the liquidity of municipal lease obligations under the supervision of the Board of Directors. Municipal lease obligations will not be considered illiquid for purposes of the Fund's 15% limitation on illiquid securities provided the investment adviser determines that there is a readily available market for such securities. See "Illiquid Securities" below and "Investment Objective and Policies-Illiquid Securities" in the Statement of Additional Information.

  Illiquid Securities

  The Fund may invest up to 15% of its net assets in illiquid securities, including repurchase agreements which have a maturity of longer than seven days, securities with legal or contractual restrictions on resale (restricted securities) and securities that are not readily marketable. Securities, including municipal lease obligations, that have a readily available market are not considered illiquid for the purposes of this limitation. The investment adviser will monitor the liquidity of such restricted securities under the supervision of the Directors. See "Investment Objectives and Policies-Illiquid Securities" in the Statement of Additional Information. Repurchase agreements subject to demand as deemed to have a maturity equal to the notice period.

  Borrowing

  The Fund may borrow an amount equal to no more than 20% of the value of its total assets (calculated when the loan is made) from banks for temporary, extraordinary or emergency purposes or for the clearance of transactions. The Fund may pledge up to 20% of its total assets to secure these borrowings. However, the Fund will not purchase portfolio securities when borrowings exceed 5% of the value of the Fund's total assets.

PORTFOLIO MANAGEMENT TECHNIQUES

  In seeking to achieve the Fund's investment objective, the Fund's investment adviser will cause the Fund to purchase securities which it believes represent the best values then currently available in the marketplace. Such values are a function of yield, maturity, issue classification and quality characteristics, coupled with expectations regarding the economy, movements in the general level and term structure of interest rates, political developments and variations in the supply of funds available for investment in the tax-exempt market relative to the demand for funds placed upon it. The following are some of the more important management techniques which will be utilized by the Fund's investment adviser.

  Adjustment of Maturities

  The investment adviser will seek to anticipate movements in interest rates and will adjust the maturity distribution of the portfolio accordingly. Longer term securities have ordinarily yielded more than shorter term securities. From time to time, however, the normal yield relationships between longer and shorter term securities have been reversed. In addition, longer term securities have historically been subject to greater and more rapid price fluctuation. The investment adviser will be free to take advantage of price volatility in order to attempt to increase the Fund's net asset value by making appropriate sales and purchases of portfolio securities.

  Issue and Quality Classification

  Securities with the same general quality rating and maturity characteristics, but which vary according to the purpose for which they were issued, often tend to trade at different yields. Similarly, securities issued for similar purposes and with the same general maturity characteristics, but which vary according to the creditworthiness of their respective issuers, tend to trade at different yields. These yield differentials tend to fluctuate in response to political and economic developments as well as temporary imbalances in normal supply and demand relationships. The investment adviser monitors these fluctuations closely, and will adjust portfolio positions in various issue and quality classifications according to the value disparities brought about by these yield relationship fluctuations.

INVESTMENT RESTRICTIONS

  The Fund is subject to certain investment restrictions which, like its investment objective, constitute fundamental policies. Fundamental policies cannot be changed without the approval of the holders of a majority of the Fund's outstanding voting securities, as defined in the Investment Company Act. See "Investment Restrictions" in the Statement of Additional Information.


                            HOW THE FUND IS MANAGED


  The Fund has a Board of Directors which, in addition to overseeing the actions of the Fund's Manager, Subadviser and Distributor, as set forth below, decides upon matters of general policy. The Fund's Manager conducts and supervises the daily business operations of the Fund. The Fund's Subadviser furnishes daily investment advisory services.

  For the year ended December 31, 1994, the Fund's total expenses as a percentage of average net assets for the Fund's Class A, Class B and Class C shares were .77%, 1.17% and 1.51% (annualized), respectively. See "Financial Highlights."


MANAGER

  Prudential Mutual Fund Management, Inc. (PMF or the Manager), One Seaport Plaza, New York, New York 10292, is the Manager of the Fund and is compensated for its services at an annual rate of .50 of 1% of the Fund's average daily net assets up to and including $250 million, .475 of 1% of the next $250 million,
 .45 of 1% of the next $500 million, .425 of 1% of the next $250 million, .40 of 1% of the next $250 million and .375 of 1% of the Fund's average daily net assets in excess of $1.5 billion. It was incorporated in May 1987 under the laws of the State of Delaware. For the fiscal year ended December 31, 1994, the Fund paid management fees to PMF of .47% of the Fund's average daily net assets. See "Manager" in the Statement of Additional Information.

  As of January 31, 1995, PMF served as the manager to 39 open-end investment companies, constituting all of the Prudential Mutual Funds, and as manager or administrator to 30 closed-end investment companies with aggregate assets of approximately $45 billion.

  Under the Management Agreement with the Fund, PMF manages the investment operations of the Fund and also administers the Fund's corporate affairs. See "Manager" in the Statement of Additional Information.

  Under a Subadvisory Agreement between PMF and The Prudential Investment Corporation (PIC or the Subadviser), PIC furnishes investment advisory services in connection with the management of the Fund and is reimbursed by PMF for its reasonable costs and expenses incurred in providing such services. Under the Management Agreement, PMF continues to have responsibility for all investment advisory services and supervises PIC's performance of such services.

  The current portfolio manager of the Fund is Patricia Dolan, a Managing Director of Prudential Investment Advisors, a unit of PIC. Ms. Dolan has responsibility for the day-to-day management of the Fund's portfolio. Ms. Dolan has managed the Fund's portfolio since she joined PIC in October 1991. She was formerly a Vice President and Portfolio Manager in the Municipal Trust Department of Citibank Private Banking Division where she was employed from 1981 to 1991. Ms. Dolan also serves as the portfolio manager of Prudential Municipal Bond Fund-Insured Series.

  PMF and PIC are wholly-owned subsidiaries of The Prudential Insurance Company of America (Prudential), a major diversified insurance and financial services company.

  Fee Waiver and Subsidy

  Effective January 1, 1995, PMF voluntarily agreed to waive .05 of 1% of its management fee. After the waiver, the management fee is .45 of 1% of the Fund's average daily net assets up to and including $250 million, .425 of 1% of the next $250 million, .40 of 1% of the next $500 million, .375 of 1% of the next $250 million, .35 of 1% of the next $250 million and .325 of 1% of the Fund's average daily net assets in excess of $1.5 billion. PMF may hereafter agree, from time to time, to further waive or modify any waiver of its management fee and subsidize certain operating expenses of the Fund. The Fund is not required to reimburse PMF for such management fee waiver or expense subsidy. Fee waivers and expense subsidies will increase the Fund's yield and total return. See "Fund Expenses."

DISTRIBUTOR

  Prudential Mutual Fund Distributors, Inc. (PMFD), One Seaport Plaza, New York, New York 10292, is a corporation organized under the laws of the State of Delaware and serves as the distributor of the Class A shares of the Fund. It is a wholly-owned subsidiary of PMF.

  Prudential Securities Incorporated (Prudential Securities or PSI), One Seaport Plaza, New York, New York 10292 (Prudential Securities or PSI), is a corporation organized under the laws of the State of Delaware and serves as the distributor of the Class B and Class C shares of the Fund. It is an indirect, wholly-owned subsidiary of Prudential.

  Under separate Distribution and Service Plans (the Class A Plan, the Class B Plan and the Class C Plan, collectively, the Plans) adopted by the Fund under Rule 12b-1 under the Investment Company Act and separate distribution agreements (the Distribution Agreements), PMFD and Prudential Securities (collectively, the Distributor) incur the expenses of distributing the Fund's Class A, Class B and Class C shares. These expenses include commissions and account servicing fees paid to, or on account of, financial advisers of Prudential Securities and representatives of Pruco Securities Corporation (Prusec), an affiliated broker-dealer, commissions and account servicing fees paid to, or on account of, other broker-dealers or financial institutions (other than national banks) which have entered into agreements with the Distributor, advertising expenses, the cost of printing and mailing prospectuses to potential investors and indirect and overhead costs of Prudential Securities and Prusec associated with the sale of Fund shares, including lease, utility, communications and sales promotion expenses. The State of Texas requires that shares of the Fund may be sold in that state only by dealers or other financial institutions which are registered there as broker-dealers.

  Under the Plans, the Fund is obligated to pay distribution and/or service fees to the Distributor as compensation for its distribution and service activities, not as reimbursement for specific expenses incurred. If the Distributor's expenses exceed its distribution and service fees, the Fund will not be obligated to pay any additional expenses. If the Distributor's expenses are less than such distribution and service fees, it will retain its full fees and realize a profit.

  Under the Class A Plan, the Fund may pay PMFD for its distribution-related activities with respect to Class A shares at an annual rate of up to .30 of 1% of the average daily net asset value of the Class A shares. The Class A Plan provides that (i) up to .25 of 1% of the average daily net assets of the Class A shares may be used to pay for personal service and/or the maintenance of shareholder accounts (service fee) and (ii) total distribution fees (including the service fee of .25 of 1%) may not exceed .30 of 1% of the average daily net assets of the Class A shares. It is expected that in the case of Class A shares, proceeds from the distribution fee will be used primarily to pay account servicing fees to financial advisers. PMFD has agreed to limit its distribution-related fees payable under the Class A Plan to .10 of 1% of the average daily net assets of the Class A shares for the fiscal year ending December 31, 1995.

  For the fiscal year ended December 31, 1994, PMFD received payments of $14,116 under the Class A Plan. This amount was primarily expended for payment of account servicing fees to financial advisers and other persons who sell Class A shares. For the fiscal year ended December 31, 1994. PMFD also received approximately $92,500 in initial sales charges.

  Under the Class B and Class C Plans, the Fund may pay Prudential Securities for its distribution-related activities with respect to Class B and Class C shares at an annual rate of up to .50 of 1% and up to 1% of the average daily net assets of the Class B and Class C shares, respectively. The Class B Plan provides for the payment to Prudential Securities of (i) an asset-based sales charge of up to .50 of 1% of the average daily net assets of the Class B shares, and (ii) a service fee of up to .25 of 1% of the average daily net assets of the Class B shares; provided that the total distribution-related fee does not exceed .50 of 1%. The Class C Plan provides for the payment to Prudential Securities of (i) an asset-based sales charge of up to .75 of 1% of the average daily net assets of the Class C shares, and (ii) a service fee of up to .25 of 1% of the average daily net assets of the Class C shares. The service fee is used to pay for personal service and/or the maintenance of shareholder accounts. Prudential Securities has agreed to limit its distribution-related fees payable under the Class C Plan to .75 of 1% of the average daily net assets of the Class C shares for the fiscal year ending December 31, 1995. Prudential Securities also receives contingent deferred sales charges from certain redeeming shareholders. See "Shareholder Guide-How to Sell Your Shares-Contingent Deferred Sales Charge."

  For the fiscal year ended December 31, 1994, Prudential Securities incurred distribution expenses of approximately $2,592,900 under the Class B Plan and received $3,758,114 from the Fund under the Class B Plan. In addition, Prudential Securities received approximately $976,100 in contingent deferred sales charges from redemptions of Class B shares during this period. For the period August 1 through December 31, 1994, Prudential Securities incurred distribution expenses of approximately $900 under the Class C Plan and received $321 from the Fund under the Class C Plan. Prudential Securities did not receive any contingent deferred sales charges from redemptions of Class C shares during this period.

  For the fiscal year ended December 31, 1994, the Fund paid distribution expenses of .10%, .50% and .75% of the average net assets of the Class A, Class B and Class C shares, respectively. The Fund records all payments made under the Plans as expenses in the calculation of net investment income. Prior to the date of this Prospectus, the Class A and Class B Plans operated as "reimbursement type" plans and, in the case of Class B, provided for the reimbursement of distribution expenses incurred in current and prior years. See "Distributor" in the Statement of Additional Information.

  Distribution expenses attributable to the sale of shares of the Fund will be allocated to each class based upon the ratio of sales of each class to the sales of all shares of the Fund other than expenses allowable to a particular class. The distribution fee and sales charge of one class will not be used to subsidize the sale of another class.

  Each Plan provides that it shall continue in effect from year to year provided that a majority of the Board of Directors of the Fund, including a majority of the Directors who are not "interested persons" of the Fund (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreement related to the Plan (the Rule 12b-1 Directors), vote annually to continue the Plan. Each Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors or of a majority of the outstanding shares of the applicable class of the Fund. The Fund will not be obligated to pay expenses incurred under any plan if it is terminated or not continued.

  In addition to distribution and service fees paid by the Fund under the Class A, Class B and Class C Plans, the Manager (or one of its affiliates) may make payments out of its own resources to dealers and other persons who distribute shares of the Fund. Such payments may be calculated by reference to the net asset value of shares sold by such persons or otherwise.

  The Distributor is subject to the rules of the National Association of Securities Dealers, Inc. (NASD) governing maximum sales charges. See "Distributor" in the Statement of Additional Information.

  On October 21, 1993, PSI entered into an omnibus settlement with the SEC, state securities regulators (with the exception of the Texas Securities Commissioner who joined the settlement on January 18, 1994) and the NASD to resolve allegations that from 1980 through 1990 PSI sold certain limited partnership interests in violation of securities laws to persons for whom such securities were not suitable and misrepresented the safety, potential returns and liquidity of these investments. Without admitting or denying the allegations asserted against it, PSI consented to the entry of an SEC Administrative Order which stated that PSI's conduct violated the federal securities laws, directed PSI to cease and desist from violating the federal securities laws, pay civil penalties, and adopt certain remedial measures to address the violations.

  Pursuant to the terms of the SEC settlement, PSI agreed to the imposition of a $10,000,000 civil penalty, established a settlement fund in the amount of $330,000,000 and procedures to resolve legitimate claims for compensatory damages by purchasers of the partnership interests. PSI has agreed to provide additional funds, if necessary, for the purpose of the settlement fund. PSI's settlement with the state securities regulators included an agreement to pay a penalty of $500,000 per jurisdiction. PSI consented to a censure and to the payment of a $5,000,000 fine in settling the NASD action.

  In October 1994, a criminal complaint was filed with the United States Magistrate for the Southern District of New York alleging that PSI committed fraud in connection with the sale of certain limited partnership interests in violation of federal securities laws. An agreement was simultaneously filed to defer prosecution of these charges for a period of three years from the signing of the agreement, provided that PSI complies with the terms of the agreement. If, upon the completion of the three year period, PSI has complied with the terms of the agreement, no prosecution will be instituted by the United States for the offenses charged in the complaint. If on the other hand, during the course of the three year period, PSI violates the terms of the agreement, the U.S. Attorney can then elect to pursue these charges. Under the terms of the agreement, PSI agreed, among other things, to pay an additional $330,000,000 into the fund established by the SEC to pay restitution to investors who purchased certain PSI limited partnership interests.

  For more detailed information concerning the foregoing matters, see "Distributor" in the Statement of Additional Information, a copy of which may be obtained at no cost by calling 1-800-225-1852.

  The Fund is not affected by PSI's financial condition and is an entirely separate legal entity from PSI, which has no beneficial ownership therein and the Fund's assets which are held by State Street Bank and Trust Company, an independent custodian, are separate and distinct from PSI.

PORTFOLIO TRANSACTIONS

  Prudential Securities may also act as a broker or futures commission merchant for the Fund, provided that the commissions, fees or other remuneration it receives are fair and reasonable. See "Portfolio Transactions and Brokerage" in the Statement of Additional Information.

CUSTODIAN AND TRANSFER AND DIVIDEND DISBURSING AGENT

  State Street Bank and Trust Company (State Street or the Custodian), One Heritage Drive, North Quincy, Massachusetts 02171, serves as Custodian for the Fund's portfolio securities and cash and, in that capacity, maintains certain financial and accounting books and records pursuant to an agreement with the Fund. Its mailing address is P.O. Box 1713, Boston, Massachusetts 02105.

  Prudential Mutual Fund Services, Inc. (PMFS or the Transfer Agent), Raritan Plaza One, Edison, New Jersey 08837, serves as Transfer Agent and Dividend Disbursing Agent and in those capacities maintains certain books and records for the Fund. Its mailing address is P.O. Box 15005, New Brunswick, New Jersey 08906-5005. PMFS is a wholly-owned subsidiary of PMF.


                         HOW THE FUND VALUES ITS SHARES


  The Fund's net asset value per share or NAV is determined by subtracting its liabilities from its assets and dividing the remainder by the number of outstanding shares. NAV is calculated separately for each class. The Board of Directors has fixed the specific time of day for the computation of the Fund's NAV to be as of 4:15 P.M., New York time.

 Portfolio securities are valued based on market quotations or, if not readily available, at fair value as determined in good faith under procedures established by the Fund's Board of Directors. See "Net Asset Value" in the Statement of Additional Information.

  The Fund will compute its NAV once daily on days that the New York Stock Exchange is open for trading except on days on which no orders to purchase, sell or redeem shares have been received by the Fund or days on which changes in the value of the Fund's portfolio securities do not materially affect the NAV. The New York Stock Exchange is closed on the following holidays: New Year's Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

  Although the legal rights of each class of shares are substantially identical, the different expenses borne by each class may result in different NAVs and dividends. As long as the Fund declares dividends daily, the NAV of Class A, Class B and Class C shares will generally be the same. It is expected, however, that the Fund's dividends will differ by approximately the amount of the distribution-related expense accrual among the classes.

                      HOW THE FUND CALCULATES PERFORMANCE


  From time to time the Fund may advertise its "yield," "tax equivalent yield," and "total return" (including "average annual" total return and "aggregate" total return) in advertisements or sales literature. Yield, tax equivalent yield, and total return are calculated separately for Class A, Class B and Class C shares. These figures are based on historical earnings and are not intended to indicate future performance. The "yield" refers to the income generated by an investment in the Fund over a 30-day period. This income is then "annualized"; that is, the amount of income generated by the investment during that 30-day period is assumed to be generated each 30-day period for twelve periods and is shown as a percentage of the investment. The income earned on the investment is also assumed to be reinvested at the end of the sixth 30-day period. The "tax equivalent yield" is calculated similarly to the "yield," except that the yield is increased using a stated income tax rate to demonstrate the taxable yield necessary to produce an after-tax yield equivalent to the Fund. The "total return" shows what an investment in the Fund would have earned over a specified period of time (i.e., one, five or ten years or since inception of the Fund) assuming that all distributions and dividends by the Fund were reinvested on the reinvestment dates during the period and less all recurring fees. The "aggregate" total return reflects actual performance over a stated period of time. "Average annual" total return is a hypothetical rate of return that, if achieved annually, would have produced the same aggregate total return if performance had been constant over the entire period. Average annual total return smooths out variations in performance and takes into account any applicable initial or contingent deferred sales charges. Neither "average annual" total return nor "aggregate" total return takes into account any federal or state income taxes which may be payable upon redemption. The Fund also may include comparative performance information in advertising or marketing the Fund's shares. Such performance information may include data from Lipper Analytical Services, Inc., Morningstar Publications, Inc., other industry publications, business periodicals, and market indices. See "Performance Information" in the Statement of Additional Information. The Fund will include performance data for each class of shares of the Fund in any advertisement or information including performance data of the Fund. Further performance information is contained in the Fund's annual and semi-annual reports to shareholders, which may be obtained without charge. See "Shareholder Guide-Shareholder Services-Reports to Shareholders."

                       TAXES, DIVIDENDS AND DISTRIBUTIONS


Taxation of the Fund

  The Fund has elected to qualify and intends to remain qualified as a regulated investment company under the Internal Revenue Code. Accordingly, the Fund will not be subject to federal income taxes on its net investment income and capital gains, if any, that it distributes to its shareholders. See "Taxes, Dividends and Distributions" in the Statement of Additional Information.

  Gain or loss realized by the Fund from the sale of securities generally will be treated as capital gain or loss; however, gain from the sale of certain securities (including municipal obligations) will be treated as ordinary income to the extent of any "market discount." Market discount generally is the difference, if any, between the price paid by the Fund for the security and the principal amount of the security (or, in the case of a security issued at an original issue discount, the revised issued price of the security). The market discount rule does not apply to any security that was acquired by the Fund at its original issue price.

Taxation of Shareholders

  Distributions out of net investment income, to the extent attributable to interest received on tax-exempt securities, are exempt from federal income tax when paid to shareholders. Distributions of other net investment income and net short-term capital gains in excess of net long-term capital losses will be taxable as ordinary income to the shareholder whether or not reinvested. Any net long-term capital gains (i.e., the excess of net long-term capital gains over net short-term capital losses) distributed to shareholders will be taxable as such to the shareholders, whether or not reinvested and regardless of the length of time a shareholder has owned his or her shares. The maximum long-term capital gains rate for individuals is currently 28%. The maximum long-term capital gains rate for corporate shareholders is currently the same as the maximum tax rate for ordinary income.

  Interest on certain "private activity" tax-exempt obligations issued on or after August 8, 1986, is a preference item for purposes of the alternative minimum tax for both individual and corporate shareholders. In the event that the Fund invests in such obligations, the portion of an exempt-interest dividend of the Fund that is allocable to such municipal obligations will be treated as a preference item to shareholders for purposes of the alternative minimum tax. In addition, a portion of the exempt-interest dividends received by corporate shareholders with respect to interest on tax-exempt obligations, whether or not private activity bonds, will be taken into account in computing the alternative minimum tax. See "Taxes, Dividends and Distributions" in the Statement of Additional Information.

  Any gain or loss realized upon a sale of shares of the Fund by a shareholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, and otherwise as a short-term capital gain or loss. However, any loss realized by a shareholder upon the sale of shares of the Fund held by the shareholder for six months or less will be disallowed to the extent of any distribution of tax exempt interest received by the shareholder with respect to the shares.

  The Fund has obtained opinions of counsel to the effect that neither (i) the conversion of Class B shares into Class A shares nor (ii) the exchange of Class B or Class C shares for Class A shares constitutes a taxable event for federal income tax purposes. However, such opinions are not binding on the Internal Revenue Service.

  Net tax-exempt interest distributed by the Fund to shareholders may not be exempt from state or local taxation. Shareholders are advised to consult their own tax advisers regarding specific questions as to federal, state or local taxes. See "Taxes, Dividends and Distributions" in the Statement of Additional Information.

Withholding Taxes

  Under the Internal Revenue Code, the Fund is generally required to withhold and remit to the U.S. Treasury 31% of taxable dividends, capital gain distributions and redemption proceeds payable to individuals and certain noncorporate shareholders who fail to furnish correct tax identification numbers on IRS Form W-9 (or IRS Form W-8 in the case of certain foreign shareholders). Withholding at this rate is also required from dividends and capital gain distributions (but not redemption proceeds) payable to shareholders who are otherwise subject to backup withholding. Dividends from taxable net investment income and net short-term capital gains paid to a foreign shareholder will generally be subject to U.S. withholding tax at the rate of 30% (or lower treaty rate).

Dividends and Distributions

  The Fund expects to declare daily and pay monthly dividends of net investment income and make distributions of net capital gains, if any, at least annually. Dividends paid by the Fund with respect to each class of shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day and will be in the same amount except that each class will bear its own distribution expenses, generally resulting in lower dividends for Class B and Class C shares. Distributions of net capital gains, if any, will be paid in the same amount for each class of shares. See "How the Fund Values its Shares."

  Dividends and distributions will be paid in additional Fund shares based on the net asset value of each class of Fund shares on the payment date or such other date as the Board of Directors may determine, unless the shareholder elects in writing not less than five business days prior to the record date to receive such dividends and distributions in cash. Such election should be submitted to Prudential Mutual Fund Services, Inc., Attention: Account Maintenance, P.O. Box 15015, New Brunswick, New Jersey 08906-5015. The Fund will notify each shareholder after the close of the Fund's taxable year both of the dollar amount and the taxable status of that year's dividends and distributions on a per share basis. If you hold shares through Prudential Securities, you should contact your financial adviser to elect to receive dividends and distributions in cash.

  In determining the amount of capital gains to be distributed, any capital loss carryovers from prior years will be offset against capital gains. The Fund intends to invest its assets so that dividends paid from net tax-exempt interest earned from Municipal Bonds and Notes will qualify as exempt-interest dividends and be excluded from the shareholder's gross income under the Internal Revenue Code.

  Any distributions of net capital gains paid shortly after a purchase by an investor will have the effect of reducing the per share net asset value of the investor's shares by the per share amount of the distributions. Such distributions, although in effect a return of invested principal, are subject to federal income taxes. Accordingly, prior to purchasing shares of the Fund, an investor should carefully consider the impact of capital gains distributions which are expected to be or have been announced.

  As of December 31, 1994 the Fund had a capital loss carryforward for federal income tax purposes of $19,372,500. Accordingly, no capital gains distribution is expected to be paid to shareholders until net gains have been realized in excess of such carryforward amount.


                              GENERAL INFORMATION


DESCRIPTION OF COMMON STOCK

  The Fund was incorporated in Maryland on January 9, 1980. The Fund is authorized to issue 750 million shares of common stock, $.01 par value per share, divided into three classes, designated Class A, Class B and Class C common stock, each of which consists of 250 million authorized shares. Each class of common stock represents an interest in the same assets of the Fund and is identical in all respects except that (i) each class bears different distribution expenses, (ii) each class has exclusive voting rights with respect to its distribution and service plan (except that the Fund has agreed with the SEC in connection with the offering of a conversion feature on Class B shares to submit any amendment of the Class A Plan to both Class A and Class B shareholders), (iii) each class has a different exchange privilege and (iv) only Class B shares have a conversion feature. See "How the Fund is Managed-Distributor." The Fund has received an order from the Securities and Exchange Commission (SEC) permitting the issuance and sale of multiple classes of common stock. Currently, the Fund is offering only three classes designated Class A, Class B and Class C shares. Pursuant to the Fund's Articles of Incorporation, the Board of Directors may authorize the creation of additional series of common stock and classes within such series, with such preferences, privileges, limitations and voting and dividend rights as the Board may determine.

  The Board of Directors may increase or decrease the number of authorized shares without approval by the shareholders. Shares of the Fund, when issued, are fully paid, nonassessable, fully transferable and redeemable at the option of the holder. Shares are also redeemable at the option of the Fund under certain circumstances as described under "Shareholder Guide-How to Sell Your Shares." Each share of each class of common stock is equal as to earnings, assets and voting privileges, except as noted above, and each class bears the expenses related to the distribution of its shares. Except for the conversion feature applicable to the Class B shares, there are no conversion, preemptive or other subscription rights. In the event of liquidation, each share of common stock of the Fund is entitled to its portion of all of the Fund's assets after all debt and expenses of the Fund have been paid. Since Class B and Class C shares generally bear higher distribution expenses than Class A shares, the liquidation proceeds to shareholders of those classes are likely to be lower than to Class A shareholders. The Fund's shares do not have cumulative voting rights for the election of Directors.

  The Fund does not intend to hold annual meetings of shareholders unless otherwise required by law. The Fund will not be required to hold meetings of shareholders unless, for example, the election of Directors is required to be acted on by shareholders under the Investment Company Act. Shareholders have certain rights, including the right to call a meeting upon a vote of 10% of the Fund's outstanding shares for the purpose of voting on the removal of one or more Directors or to transact any other business.

ADDITIONAL INFORMATION

  This Prospectus, including the Statement of Additional Information which has been incorporated by reference herein, does not contain all the information set forth in the Registration Statement filed by the Fund with the SEC under the Securities Act of 1933. Copies of the Registration Statement may be obtained at a reasonable charge from the SEC or may be examined, without charge, at the office of the SEC in Washington, D.C.


                               SHAREHOLDER GUIDE


HOW TO BUY SHARES OF THE FUND

  You may purchase shares of the Fund through Prudential Securities, Prusec or directly from the Fund through its Transfer Agent, Prudential Mutual Fund Services, Inc., Attention: Investment Services, P.O. Box 15020, New Brunswick, New Jersey 08906-5020. The minimum initial investment for Class A and Class B shares is $1,000 per class and $5,000 for Class C shares. The minimum subsequent investment is $100 for all classes. All minimum investment requirements are waived for certain employee savings plans. For purchases through the Automatic Savings Accumulation Plan, the minimum initial and subsequent investment is $50. The minimum initial investment requirement is waived for purchases of Class A shares effected through an exchange of Class B shares of The BlackRock Government Income Trust. See "Shareholder Services" below.

  An investment in the Fund may not be appropriate for tax-exempt or tax-deferred investors. Such investors should consult their own tax advisers.

  The purchase price is the net asset value per share next determined following receipt of an order by the Transfer Agent or Prudential Securities plus a sales charge which, at your option, may be imposed either (i) at the time of purchase (Class A shares) or (ii) on a deferred basis (Class B or Class C shares). See "Alternative Purchase Plan" below. See also, "How the Fund Values its Shares."

  Application forms can be obtained from PMFS, Prudential Securities or Prusec. If a stock certificate is desired, it must be requested in writing for each transaction. Certificates are issued only for full shares. Shareholders who hold their shares through Prudential Securities will not receive stock certificates.
                                       23

  The Fund reserves the right to reject any purchase order (including an exchange into the Fund) or to suspend or modify the continuous offering of its shares. See "How to Sell Your Shares" below.

  Your dealer is responsible for forwarding payment promptly to the Fund. The Distributor reserves the right to cancel any purchase order for which payment has not been received by the fifth business day following the investment.

  Transactions in Fund shares may be subject to postage and handling charges imposed by your dealer.

  Purchase by Wire. For an initial purchase of shares of the Fund by wire, you must first telephone PMFS to receive an account number at (800) 225-1852 (toll-free). The following information will be requested: your name, address, tax identification number, class election, dividend distribution election, amount being wired and wiring bank. Instructions should then be given by you to your bank to transfer funds by wire to State Street Bank and Trust Company, Boston, Massachusetts, Custody and Shareholder Services Division, Attention:
Prudential National Municipals Fund, Inc., specifying on the wire the account number assigned by PMFS and your name and identifying the sales charge alternative (Class A, Class B or Class C shares).

  If you arrange for receipt by State Street of Federal Funds prior to 4:15 P.M., New York time, on a business day, you may purchase shares of the Fund as of that day.

  In making a subsequent purchase order by wire, you should wire State Street directly and should be sure that the wire specifies Prudential National Municipals Fund, Inc., Class A, Class B or Class C shares and your name and individual account number. It is not necessary to call PMFS to make subsequent purchase orders utilizing Federal Funds. The minimum amount which may be invested by wire is $1,000.

ALTERNATIVE PURCHASE PLAN

  The Fund offers three classes of shares (Class A, Class B and Class C shares) which allows you to choose the most beneficial sales charge structure for your individual circumstances given the amount of the purchase, the length of time you expect to hold the shares and other relevant circumstances (Alternative Purchase Plan).

                                                  Annual 12b-1 Fees
                                                  (as a % of average
                   Sales Charge                   daily net assets)               Other information
        ---------------------------------- ------------------------------- ------------------------------
        Maximum initial sales charge of 3% .30 of 1% (Currently being      Initial sales charge waived or
Class A of the public offering price       charged at a rate of .10 of 1%) reduced for certain purchases

        Maximum contingent deferred sales
        charge or CDSC of 5% of the lesser
        of the amount invested or the                                      Shares convert to Class A
        redemption proceeds; declines to                                   shares approximately seven
Class B zero after six years               .50 of 1%                       years after purchase

        Maximum CDSC of 1% of the lesser
        of the amount invested or the
        redemption proceeds on
        redemptions made within one year   1% (Currently being charged     Shares do not convert to
Class C of purchase                        at a rate of .75 of 1%)         another class

  The three classes of shares represent an interest in the same portfolio of investments of the Fund and have the same rights, except that (i) each class bears the separate expenses of its Rule 12b-1 distribution and service plan,
(ii) each class has exclusive voting rights with respect to its plan (except as noted under the heading "General Information-Description of Common Stock"), and
(iii) only Class B shares have a conversion feature. The three classes also have separate exchange privileges. See "How to Exchange Your Shares" below. The income attributable to each class and the dividends payable on the shares of each class will be reduced by the amount of the distribution fee of each class. Class B and Class C shares bear the expenses of a higher distribution fee which will generally cause them to have higher expense ratios and to pay lower dividends than the Class A shares.

  Financial advisers and other sales agents who sell shares of the Fund will receive different compensation for selling Class A, Class B and Class C shares and will generally receive more compensation initially for selling Class A and Class B shares than for selling Class C shares.

  In selecting a purchase alternative, you should consider, among other things,
(1) the length of time you expect to hold your investment, (2) the amount of any applicable sales charge (whether imposed at the time of purchase or redemption) and distribution-related fees, as noted above, (3) whether you qualify for any reduction or waiver of any applicable sales charge, (4) the various exchange privileges among the different classes of shares (see "How to Exchange Your Shares" below) and (5) the fact that Class B shares automatically convert to Class A shares approximately seven years after purchase (see "Conversion Feature-Class B Shares" below).

  The following is provided to assist you in determining which method of purchase best suits your individual circumstances and is based on current fees and expenses being charged to the Fund:

  If you intend to hold your investment in the Fund for less than 5 years and do not qualify for a reduced sales charge on Class A shares, since Class A shares are subject to a maximum initial sales charge of 3% and Class B shares are subject to a CDSC of 5% which declines to zero over a 6 year period, you should consider purchasing Class C shares over either Class A or Class B shares.

  If you intend to hold your investment for more than 5 years and do not qualify for a reduced sales charge on Class A shares, since Class B shares convert to Class A shares approximately 7 years after purchase and because all of your money would be invested initially in the case of Class B shares, you should consider purchasing Class B shares over either Class A or Class C shares.

  If you qualify for a reduced sales charge on Class A shares, it may be more advantageous for you to purchase Class A shares over either Class B or Class C shares regardless of how long you intend to hold your investment. However, unlike Class B and Class C shares, you would not have all of your money invested initially because the sales charge on Class A shares is deducted at the time of purchase.

  If you do not qualify for a reduced sales charge on Class A shares and you purchase Class C shares, you would have to hold your investment for more than 4 years for the higher cumulative annual distribution-related fee on Class C shares to exceed the initial sales charge plus cumulative annual distribution-related fees on Class A shares. This does not take into account the time value of money, which further reduces the impact of the higher Class C distribution-related fee on the investment, fluctuations in net asset value, the effect of the return on the investment over this period of time or redemptions during which the CDSC is applicable.

  All purchases of $1 million or more, either as part of a single investment or under Rights of Accumulation or Letters of Intent, must be for Class A shares. See "Reduction and Waiver of Initial Sales Charges" below.

  Class A Shares

  The offering price of Class A shares for investors choosing the initial sales charge alternative is the next determined NAV plus a sales charge (expressed as a percentage of the offering price and of the amount invested) as shown in the following table:

                       Sales Charge as Sales Charge as Dealer Concession
                        Percentage of  Percentage of   as Percentage of
Amount of Purchase     Offering Price  Amount Invested  Offering Price
---------------------- --------------- --------------- -----------------
Less than $99,999.....           3.00%        3.09%                3.00%
$100,000 to $249,999..           2.50%        2.56%                2.50%
$250,000 to $499,999..           1.50%        1.52%                1.50%
$500,000 to $999,999..           1.00%        1.01%                1.00%
$1,000,000 and above..           None         None                 None

  Selling dealers may be deemed to be underwriters, as that term is defined in the Securities Act.

  Reduction and Waiver of Initial Sales Charges. Reduced sales charges are available through Rights of Accumulation and Letters of Intent. Shares of the Fund and shares of other Prudential Mutual Funds (excluding money market funds other than those acquired pursuant to the exchange privilege) may be aggregated to determine the applicable reduction. See "Purchase and Redemption of Fund Shares-Reduction and Waiver of Initial Sales Charges-Class A Shares" in the Statement of Additional Information.

  Class A shares may be purchased at NAV, through Prudential Securities or the Transfer Agent, by the following persons: (a) Directors and officers of the Fund and other Prudential Mutual Funds, (b) employees of Prudential Securities and PMF and their subsidiaries and members of the families of such persons who maintain an "employee related" account at Prudential Securities or the Transfer Agent, (c) employees and special agents of Prudential and its subsidiaries and all persons who have retired directly from active service with Prudential or one of its subsidiaries, (d) registered representatives and employees of dealers who have entered into a selected dealer agreement with Prudential Securities provided that purchases at NAV are permitted by such person's employer and (e) investors who have a business relationship with a financial adviser who joined Prudential Securities from another investment firm, provided that (i) the purchase is made within 90 days of the commencement of the financial adviser's employment at Prudential Securities, (ii) the purchase is made with proceeds of a redemption of shares of any open-end, non-money market fund sponsored by the financial adviser's previous employer (other than a fund which imposes a distribution or service fee of .25 of 1% or less) and (iii) the financial adviser served as the client's broker on the previous purchases.

  You must notify the Fund's Transfer Agent either directly or through Prudential Securities or Prusec that you are entitled to the reduction or waiver of the sales charge. The reduction or waiver will be granted subject to confirmation of your entitlement. No initial sales charges are imposed upon Class A shares purchased upon the reinvestment of dividends and distributions. See "Purchase and Redemption of Fund Shares-Reduction and Waiver of Initial Sales Charges-Class A Shares" in the Statement of Additional Information.

  Class B and Class C Shares

  The offering price of Class B and Class C shares for investors choosing one of the deferred sales charge alternatives is the NAV next determined following receipt of an order by the Transfer Agent or Prudential Securities. Although there is no sales charge imposed at the time of purchase, redemptions of Class B and Class C shares may be subject to a CDSC. See "How to Sell Your Shares-Contingent Deferred Sales Charges."

HOW TO SELL YOUR SHARES

  You may redeem your shares at any time for cash at the NAV next determined after the redemption request is received in proper form by the Transfer Agent or Prudential Securities. See "How the Fund Values its Shares." In certain cases, however, redemption proceeds from the Class B shares will be reduced by the amount of any applicable contingent deferred sales charge, as described below. See "Contingent Deferred Sales Charges" below.

  If you hold shares of the Fund through Prudential Securities, you must redeem your shares by contacting your Prudential Securities financial adviser. If you hold shares in non-certificate form, a written request for redemption signed by you exactly as the account is registered is required. If you hold certificates, the certificates, signed in the name(s) shown on the face of the certificates, must be received by the Transfer Agent in order for the redemption request to be processed. If redemption is requested by a corporation, partnership, trust or fiduciary, written evidence of authority acceptable to the Transfer Agent must be submitted before such request will be accepted. All correspondence and documents concerning redemptions should be sent to the Fund in care of its Transfer Agent, Prudential Mutual Fund Services, Inc., Attention: Redemption Services, P.O. Box 15010, New Brunswick, New Jersey 08906-5010.

   If the proceeds of the redemption (a) exceed $50,000, (b) are to be paid to a person other than the record owner, (c) are to be sent to an address other than the address on the Transfer Agent's records, or (d) are to be paid to a corporation, partnership, trust or fiduciary, the signature(s) on the redemption request and on the certificates, if any, or stock power, must be guaranteed by an "eligible guarantor institution." An "eligible guarantor institution" includes any bank, broker, dealer or credit union. The Transfer Agent reserves the right to request additional information from, and make reasonable inquiries of, any eligible guarantor institution. For clients of Prusec, a signature guarantee may be obtained from the agency or office manager of most Prudential Insurance and Financial Services or Preferred Services offices.

  Payment for shares presented for redemption will be made by check within seven days after receipt by the Transfer Agent of the certificate and/or written request except as indicated below. If you hold shares through Prudential Securities, payment for shares presented for redemption will be credited to your Prudential Securities account, unless you indicate otherwise. Such payment may be postponed or the right of redemption suspended at times (a) when the New York Stock Exchange is closed for other than customary weekends and holidays, (b) when trading on such Exchange is restricted, (c) when an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable or it is not reasonably practicable for the Fund fairly to determine the value of its net assets, or (d) during any other period when the SEC, by order, so permits;
provided that applicable rules and regulations of the SEC shall govern as to whether the conditions prescribed in (b), (c) or (d) exist.

  Payment for redemption of recently purchased shares will be delayed until the Fund or its Transfer Agent has been advised that the purchase check has been honored, up to 10 calendar days from the time of receipt of the purchase check by the Transfer Agent. Such delay may be avoided by purchasing shares by wire or by certified or official bank check.

  Redemption in Kind. If the Board of Directors determines that it would be detrimental to the best interests of the remaining shareholders of the Fund to make payment wholly or partly in cash, the Fund may pay the redemption price in whole or in part by a distribution in kind of securities from the investment portfolio of the Fund, in lieu of cash, in conformity with applicable rules of the SEC. Securities will be readily marketable and will be valued in the same manner as in regular redemption. See "How the Fund Values its Shares." If your shares are redeemed in kind, you would incur transaction costs in converting the assets into cash. The Fund, however, has elected to be governed by Rule 18f-1 under the Investment Company Act, under which the Fund is obligated to redeem shares solely in cash up to the lesser of $250,000 or 1% of the net asset value of the Fund during any 90-day period for any one shareholder.

  Involuntary Redemption. In order to reduce expenses of the Fund, the Board of Directors may redeem all of the shares of any shareholder, other than a shareholder which is an IRA or other tax-deferred retirement plan, whose account has a net asset value of less than $500 due to a redemption. The Fund will give such shareholders 60 days' prior written notice in which to purchase sufficient additional shares to avoid such redemption. No contingent deferred sales charges will be imposed on any involuntary redemption.

  90-day Repurchase Privilege. If you redeem shares and have not previously exercised the repurchase privilege, you may reinvest any portion or all of the proceeds of such redemption in shares of the Fund at the NAV next determined after the order is received, which must be within 90 days after the date of the redemption. No sales charge will apply to such repurchases. You will receive pro rata credit for any contingent deferred sales charge paid in connection with the redemption of Class B or Class C shares. You must notify the Fund's Transfer Agent, either directly or through Prudential Securities or Prusec, at the time the repurchase privilege is exercised that you are entitled to credit for the contingent deferred sales charge previously paid. Exercise of the repurchase privilege will generally not affect federal income tax treatment of any gain realized upon redemption. If the redemption resulted in a loss, some or all of the loss, depending on the amount reinvested, will generally not be allowed for federal income tax purposes.

  Contingent Deferred Sales Charges

  Redemptions of Class B shares will be subject to a contingent deferred sales charge or CDSC declining from 5% to zero over a six-year period. Class C shares redeemed within one year of purchase will be subject to a 1% CDSC. The CDSC will be deducted from the redemption proceeds and reduce the amount paid to you. The CDSC will be imposed on any redemption by you which reduces the current value of your Class B or Class C shares to an amount which is lower than the amount of all payments by you for shares during the preceding six years, in the case of Class B shares, and one year, in the case of Class C shares. A CDSC will be applied on the lesser of the original purchase price or the current value of the shares being redeemed. Increases in the value of your shares or shares acquired through reinvestment of dividends or distributions are not subject to a CDSC. The amount of any CDSC will be paid to and retained by the Distributor. See "How the Fund is Managed-Distributor" and "Waiver of the Contingent Deferred Sales Charges-Class B Shares" below.

  The amount of the CDSC, if any, will vary depending on the number of years from the time of payment for the purchase of shares until the time of redemption of such shares. Solely for purposes of determining the number of years from the time of any payment for the purchase of shares, all payments during a month will be aggregated and deemed to have been made on the last day of the month. The CDSC will be calculated from the first day of the month after the initial purchase, excluding the time shares were held in a money market fund. See "How to Exchange Your Shares." The following table sets forth the rates of the CDSC applicable to redemptions of Class B shares:

             Contingent Deferred Sales
 Year Since   Charge as a Percentage
  Purchase    of Dollars Invested or
Payment Made    Redemption Proceeds
------------ -------------------------
First.......                      5.0%
Second......                      4.0%
Third.......                      3.0%
Fourth......                      2.0%
Fifth.......                      1.0%
Sixth.......                      1.0%
Seventh.....                     None

  In determining whether a CDSC is applicable to a redemption, the calculation will be made in a manner that results in the lowest possible rate. It will be assumed that the redemption is made first of amounts representing shares acquired pursuant to the reinvestment of dividends and distributions; then of amounts representing the increase in net asset value above the total amount of payments for the purchase of Fund shares made during the preceding six years (five years for shares purchased prior to January 22, 1990); then of amounts representing the cost of shares held beyond the applicable CDSC period; then of amounts representing the cost of shares acquired prior to July 1, 1985; and finally, of amounts representing the cost of shares held for the longest period of time within the applicable CDSC period.

  For example, assume you purchased 100 Class B shares at $10 per share for a cost of $1,000. Subsequently, you acquired 5 additional Class B shares through dividend reinvestment. During the second year after the purchase you decided to redeem $500 of your investment. Assuming at the time of the redemption the net asset value had appreciated to $12 per share, the value of your Class B shares would be $1,260 (105 shares at $12 per share). The CDSC would not be applied to the value of the reinvested dividend shares and the amount which represents appreciation ($260). Therefore, $240 of the $500 redemption proceeds ($500 minus $260) would be charged at a rate of 4% (the applicable rate in the second year after purchase) for a total CDSC of $9.60.

  For federal income tax purposes, the amount of the CDSC will reduce the gain or increase the loss, as the case may be, on the amount recognized on the redemption of shares.

  Waiver of the Contingent Deferred Sales Charges-Class B shares. The CDSC will be waived in the case of a redemption following the death or disability of a shareholder or, in the case of a trust, following the death or disability of the grantor. The waiver is available for total or partial redemptions of shares owned by a person, either individually or in joint tenancy (with rights of survivorship), at the time of death or initial determination of disability, provided that the shares were purchased prior to death or disability. In addition, the CDSC will be waived on redemptions of shares held by a Director of the Fund.

  You must notify the Fund's Transfer Agent either directly or through Prudential Securities or Prusec, at the time of redemption, that you are entitled to waiver of the contingent deferred sales charge and provide the Transfer Agent with such supporting documentation as it may deem appropriate. The waiver will be granted subject to confirmation of your entitlement. See "Purchase and Redemption of Fund Shares-Waiver of the Contingent Deferred Sales Charge-Class B Shares" in the Statement of Additional Information.

  A quantity discount may apply to redemptions of Class B shares purchased prior to August 1, 1994. See "Purchase and Redemption of Fund Shares-Quantity Discount-Class B Shares Purchased Prior to August 1, 1994," in the Statement of Additional Information.

CONVERSION FEATURE-CLASS B SHARES

  Class B shares will automatically convert to Class A shares on a quarterly basis approximately seven years after purchase. It is currently anticipated that conversions will occur during the months of February, May, August and November. Conversions will be effected at relative net asset value without the imposition of any additional sales charge. The first conversion of Class B shares occurred in February 1995, when the conversion feature was first implemented.

  Since the Fund tracks amounts paid rather than the number of shares bought on each purchase of Class B shares, the number of Class B shares eligible to convert to Class A shares (excluding shares acquired through the automatic reinvestment of dividends and other distributions) (the Eligible Shares) will be determined on each conversion date in accordance with the following formula: (i) the ratio of (a) the amounts paid for Class B shares purchased at least seven years prior to the conversion date to (b) the total amount paid for all Class B shares purchased and then held in your account (ii) multiplied by the total number of Class B shares purchased and then held in your account. Each time any Eligible Shares in your account convert to Class A shares, all shares or amounts representing Class B shares then in your account that were acquired through the automatic reinvestment of dividends and other distributions will convert to Class A shares.

  For purposes of determining the number of Eligible Shares, if the Class B shares in your account on any conversion date are the result of multiple purchases at different net asset values per share, the number of Eligible Shares calculated as described above will generally be either more or less than the number of shares actually purchased approximately seven years before such conversion date. For example, if 100 shares were initially purchased at $10 per share (for a total of $1,000) and a second purchase of 100 shares was subsequently made at $11 per share (for a total of $1,100), 95.24 shares would convert approximately seven years from the initial purchase (i.e., $1,000 divided by $2,100 (47.62%) multiplied by 200 shares equals 95.24 shares). The Manager reserves the right to modify the formula for determining the number of Eligible Shares in the future as it deems appropriate on notice to shareholders.

  Since annual distribution-related fees are lower for Class A shares than Class B shares, the per share net asset value of the Class A shares may be higher than that of the Class B shares at the time of conversion. Thus, although the aggregate dollar value will be the same, you may receive fewer Class A shares than Class B shares converted. See "How the Fund Values its Shares."

  For purposes of calculating the applicable holding period for conversions, all payments for Class B shares during a month will be deemed to have been made on the last day of the month, or for Class B shares acquired through exchange, or a series of exchanges, on the last day of the month in which the original payment for purchases of such Class B shares was made. For Class B shares previously exchanged for shares of a money market fund, the time period during which such shares were held in the money market fund will be excluded. For example, Class B shares held in a money market fund for one year will not convert to Class A shares until approximately eight years from purchase. For purposes of measuring the time period during which shares are held in a money market fund, exchanges will be deemed to have been made on the last day of the month. Class B shares acquired through exchange will convert to Class A shares after expiration of the conversion period applicable to the original purchase of such shares.

  The conversion feature may be subject to the continuing availability of opinions of counsel or rulings of the Internal Revenue Service (i) that the dividends and other distributions paid on Class A, Class B, and Class C shares will not constitute "preferential dividends" under the Internal Revenue Code and (ii) that the conversion of shares does not constitute a taxable event. The conversion of Class B shares into Class A shares may be suspended if such opinions or rulings are no longer available. If conversions are suspended, Class B shares of the Fund will continue to be subject, possibly indefinitely, to their higher annual distribution and service fee.

HOW TO EXCHANGE YOUR SHARES

  As a shareholder of the Fund, you have an exchange privilege with certain other Prudential Mutual Funds, including one or more specified money market funds, subject to the minimum investment requirements of such funds. Class A, Class B and Class C shares may be exchanged for Class A, Class B and Class C shares, respectively, of another fund on the basis of the relative NAV. No sales charge will be imposed at the time of the exchange. Any applicable CDSC payable upon the redemption of shares exchanged will be calculated from the first day of the month after the initial purchase, excluding the time shares were held in a money market fund. Class B and Class C shares may not be exchanged into money market funds other than Prudential

Special Money Market Fund. For purposes of calculating the holding period applicable to the Class B conversion feature, the time period during which Class B shares were held in a money market fund will be excluded. See "Conversion Feature-Class B Shares" above. An exchange will be treated as a redemption and purchase for tax purposes. See "Shareholder Investment Account-Exchange Privilege" in the Statement of Additional Information.

  In order to exchange shares by telephone, you must authorize telephone exchanges on your initial application form or by written notice to the Transfer Agent and hold shares in non-certificate form. Thereafter, you may call the Fund at (800) 225 -1852 to execute a telephone exchange of shares, on weekdays, except holidays, between the hours of 8:00 A.M. and 6:00 P.M., New York time. For your protection and to prevent fraudulent exchanges, your telephone call will be recorded and you will be asked to provide your personal identification number. A written confirmation of the exchange transaction will be sent to you. Neither the Fund nor its agents will be liable for any loss, liability or cost which results from acting upon instructions reasonably believed to be genuine under the foregoing procedures. All exchanges will be made on the basis of the relative NAV of the two funds next determined after the request is received in good order. The Exchange Privilege is available only in states where the exchange may legally be made.

  If you hold shares through Prudential Securities, you must exchange your shares by contacting your Prudential Securities financial adviser. If you hold certificates, the certificates, signed in the name(s) shown on the face of the certificates, must be returned in order for the shares to be exchanged. See "How to Sell Your Shares" above.

  You may also exchange shares by mail by writing to Prudential Mutual Fund Services, Inc., Attention: Exchange Processing, P.O. Box 15010, New Brunswick, New Jersey 08906-5010.

  In periods of severe market or economic conditions the telephone exchange of shares may be difficult to implement and you should make exchanges by mail by writing to Prudential Mutual Fund Services, Inc., at the address noted above.

  Special Exchange Privilege. A special exchange privilege is available for shareholders who qualify to purchase Class A shares at NAV. See "Alternative Purchase Plan-Class A Shares-Reduction and Waiver of Initial Sales Charges" above. Under this exchange privilege, amounts representing any Class B and Class C shares (which are not subject to a CDSC) held in such a shareholder's account will be automatically exchanged for Class A shares on a quarterly basis, unless the shareholder elects otherwise. It is currently anticipated that this exchange will occur quarterly in February, May, August and November. Eligibility for this exchange privilege will be calculated on the business day prior to the date of the exchange. Amounts representing Class B or Class C shares which are not subject to a CDSC include the following: (1) amounts representing Class B or Class C shares acquired pursuant to the automatic reinvestment of dividends and distributions, (2) amounts representing the increase in the net asset value above the total amount of payments for the purchase of Class B or Class C shares and (3) amounts representing Class B or Class C shares held beyond the applicable CDSC period. Class B and Class C shareholders must notify the Transfer Agent either directly or through Prudential Securities or Prusec that they are eligible for this special exchange privilege.

  The Exchange Privilege may be modified or terminated at any time on 60 days' notice to shareholders.

SHAREHOLDER SERVICES

  In addition to the exchange privilege, as a shareholder in the Fund, you can take advantage of the following additional services and privileges:

  - Automatic Reinvestment of Dividends and/or Distributions Without a Sales Charge. For your convenience, all dividends and distributions are automatically reinvested in full and fractional shares of the Fund at NAV without a sales charge. You may direct the Transfer Agent in writing not less than 5 full business days prior to the record date to have subsequent dividends and/or distributions sent in cash rather than reinvested. If you hold shares through Prudential Securities, you should contact your financial adviser.

  - Automatic Savings Accumulation Plan (ASAP). Under ASAP you may make regular purchases of the Fund's shares in amounts as little as $50 via an automatic debit to a bank account or Prudential Securities account (including a Command Account). For additional information about this service, you may contact your Prudential Securities financial adviser, Prusec representative or the Transfer Agent directly.

  - Systematic Withdrawal Plan. A systematic withdrawal plan is available to shareholders which provides for monthly or quarterly checks. Withdrawals of Class B and Class C shares may be subject to a CDSC. See "How to Sell Your Shares-Contingent Deferred Sales Charges."

  - Reports to Shareholders. The Fund will send you annual and semi-annual reports. The financial statements appearing in annual reports are audited by independent accountants. In order to reduce duplicate mailing and printing expenses, the Fund will provide one annual and semi-annual shareholder report and annual prospectus per household. You may request additional copies of such reports by calling (800) 225-1852 or by writing to the Fund at One Seaport Plaza, New York, New York 10292. In addition, monthly unaudited financial data are available upon request from the Fund.

  - Shareholder Inquiries. Inquiries should be addressed to the Fund at One Seaport Plaza, New York, New York 10292, or by telephone at (800) 225-1852 (toll-free) or, from outside the U.S.A., at (908) 417-7555 (collect).

  For additional information regarding the services and privileges described above, see "Shareholder Investment Account" in the Statement of Additional Information.

                      [This page intentionally left blank]

                       THE PRUDENTIAL MUTUAL FUND FAMILY


  Prudential Mutual Fund Management offers a broad range of mutual funds designed to meet your individual needs. We welcome you to review the investment options available through our family of funds. For more information on the Prudential Mutual Funds, including charges and expenses, contact your Prudential Securities financial adviser or Prusec representative or telephone the Funds at (800) 225-1852 for a free prospectus. Read the prospectus carefully before you invest or send money.

Taxable Bond Funds

Prudential Adjustable Rate Securities Fund, Inc.
Prudential Diversified Bond Fund, Inc.
Prudential GNMA Fund, Inc.
Prudential Government Income Fund, Inc.
Prudential Government Securities Trust
Intermediate Term Series
Prudential High Yield Fund, Inc.
Prudential Structured Maturity Fund, Inc.
 Income Portfolio
Prudential U.S. Government Fund
The BlackRock Government Income Trust

Tax-Exempt Bond Funds

Prudential California Municipal Fund
California Series
California Income Series
Prudential Municipal Bond Fund
High Yield Series
Insured Series
Modified Term Series
Prudential Municipal Series Fund
Arizona Series
Florida Series
Georgia Series
Hawaii Income Series
Maryland Series
Massachusetts Series
Michigan Series
Minnesota Series
New Jersey Series
New York Series
North Carolina Series
Ohio Series
Pennsylvania Series
Prudential National Municipals Fund, Inc.

Global Funds

Prudential Europe Growth Fund, Inc.
Prudential Global Fund, Inc.
Prudential Global Genesis Fund, Inc.
Prudential Global Natural Resources Fund, Inc.
Prudential Intermediate Global Income Fund, Inc.
Prudential Pacific Growth Fund, Inc.

Prudential Short-Term Global Income Fund, Inc.
Global Assets Portfolio
Short-Term Global Income Portfolio
Global Utility Fund, Inc.

Equity Funds

Prudential Allocation Fund
Conservatively Managed Portfolio
Strategy Portfolio
Prudential Equity Fund, Inc.
Prudential Equity Income Fund
Prudential Growth Opportunity Fund, Inc.
Prudential IncomeVertible(R) Fund, Inc.
Prudential Multi-Sector Fund, Inc.
Prudential Strategist Fund, Inc.
Prudential Utility Fund, Inc.
Nicholas-Applegate Fund, Inc.
Nicholas-Applegate Growth Equity Fund

Money Market Funds

- Taxable Money Market Funds
Prudential Government Securities Trust
Money Market Series
U.S. Treasury Money Market Series
Prudential Special Money Market Fund
Money Market Series
Prudential MoneyMart Assets

- Tax-Free Money Market Funds
Prudential Tax-Free Money Fund
Prudential California Municipal Fund
California Money Market Series
Prudential Municipal Series Fund
Connecticut Money Market Series
Massachusetts Money Market Series
New Jersey Money Market Series
New York Money Market Series

- Command Funds
Command Money Fund
Command Government Fund
Command Tax-Free Fund

- Institutional Money Market Funds
Prudential Institutional Liquidity Portfolio, Inc.
Institutional Money Market Series

No dealer, sales representative or any other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offer contained herein, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Fund or the Distributor. This Prospectus does not constitute an offer by the Fund or by the Distributor to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

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                               TABLE OF CONTENTS


                                           Page
                                           ----
FUND HIGHLIGHTS...........................    2
Risk Factors and Special Characteristics..    2
FUND EXPENSES.............................    4
FINANCIAL HIGHLIGHTS......................    5
HOW THE FUND INVESTS......................    8
Investment Objective and Policies.........    8
Hedging Strategies........................   10
Other Investments and Policies............   13
Portfolio Management Techniques...........   14
Investment Restrictions...................   15
HOW THE FUND IS MANAGED...................   15
Manager...................................   15
Distributor...............................   16
Portfolio Transactions....................   19
Custodian and Transfer and
Dividend Disbursing Agent.................   19
HOW THE FUND VALUES ITS SHARES............   19
HOW THE FUND CALCULATES PERFORMANCE.......   20
TAXES, DIVIDENDS AND DISTRIBUTIONS........   20
GENERAL INFORMATION.......................   22
Description of Common Stock...............   22
Additional Information....................   23
SHAREHOLDER GUIDE.........................   23
How to Buy Shares of the Fund.............   23
Alternative Purchase Plan.................   24
How to Sell Your Shares...................   27
Conversion Feature-Class B Shares.........   29
How to Exchange Your Shares...............   30
Shareholder Services......................   31
THE PRUDENTIAL MUTUAL FUND FAMILY.........  A-1

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MF104A440011L
CUSIP Nos.:
                              Class A: 743918 20 3
                              Class B: 743918 10 4
                              Class C: 743918 30 2

                                      ART


                                   Prudential
                              National Municipals
                                   Fund, Inc.
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                                     [ART]


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February 28, 1995

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